UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2018

ONCOSEC MEDICAL INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-54318 (Commission File Number)	98-0573252 (IRS Employer Identification No.)

3565 General Atomics Court #100

San Diego, CA 92121

(855) 662-6732

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act.

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 16, 2018, the Board of Directors (the “Board”) of OncoSec Medical Incorporated (the “Company”) approved (i) the appointment of Ms. Sara M. Bonstein as the Company’s new Chief Financial Officer/Chief Operating Officer, and (ii) the entry into an executive employment agreement with Ms. Bonstein in connection with such appointment. Such appointment became effective on July 16, 2018.

Ms. Bonstein has extensive experience in leading biotech companies. While at Eli Lilly & Company, Ms. Bonstein was a Six Sigma Champion and Black Belt, leading multiple projects relating to clinical research, project management, finance, manufacturing, and commercial sales. Prior to her Six Sigma role, Ms. Bonstein held positions of increasing responsibility at ImClone (which was acquired by Eli Lilly in 2008) including Director of Development Finance where she led all budget and forecast activities for preclinical, clinical and manufacturing research and development. While at Advaxis, she established a strong track record of achieving corporate objectives and streamlining business operations, was responsible for the overall leadership and management of its operations, including corporate finance, investor relations, business development, IT, facilities, legal and human resources and was named the NJBIZ 2016 CFO of the Year for Healthcare for her work.

Ms. Bonstein holds a B.S. in Finance from The College of New Jersey, an M.B.A from Rider University and is a graduate of Johnson & Johnson’s Financial Leadership Development Program.

In connection with the appointment of Ms. Bonstein as the Company’s Chief Financial Officer/Chief Operating Officer, the Company has entered into an executive employment agreement with Ms. Bonstein (the “Bonstein Employment Agreement”). The terms of the Bonstein Employment Agreement generally provide for the following, among other things:

● An initial term of three years, subject to certain provisions for automatic renewals thereafter;

● An initial annual base salary of $350,000 in cash; provided that, subject to certain conditions as described in the Bonstein Employment Agreement, Ms. Bonstein may elect on an annual basis to receive all or a portion of such salary in the form of shares of the Company’s common stock;

● A cash sign-on bonus in the amount of $75,000. If Ms. Bonstein is terminated For Cause or if Ms. Bonstein terminates her employment other than for Good Reason within 12 months after the commencement date of her employment, Ms. Bonstein will be required to repay the sign-on bonus to the Company;

● As a one-time inducement grant in connection with her appointment as Chief Financial Officer/Chief Operating Officer, an award of 625,000 restricted stock units convertible into shares of the Company’s common stock. The units vest as follows: 312,500 units vested on July 16, 2018, and the remaining 312,500 units vest in equal quarterly installments over the 24 months following the date of grant;

● Eligibility to receive an annual performance-based bonus, payable in cash or shares of the Company’s common stock at the Company’s election, in a target amount of 40% of Ms. Bonstein’s then-current annual base salary;

● Eligibility to receive additional equity awards at the discretion of the Board or a committee thereof; and

● If Ms. Bonstein is terminated other than For Cause or if Ms. Bonstein terminates her employment with the Company for Good Reason, then she will be entitled to receive severance compensation from the Company of (i) if such termination occurs at least six months but less than 12 months after the commencement date of her employment, cash payments equal to ½ of Ms. Bonstein’s then-current annual base salary and annual performance-based bonus plus six months’ of medical and dental COBRA premiums; and (ii) if such termination occurs at least 12 months after the commencement date of her employment, cash payments equal to Ms. Bonstein’s then-current annual base salary and annual performance-based bonus plus 12 months’ of medical, vision, and dental COBRA premiums.

The above description of the Bonstein Employment Agreement is intended to be a summary, it does not purport to be complete and it is qualified in its entirety by reference to the full text of the Bonstein Employment Agreement. A copy of the Bonstein Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

No family relationships exist between Ms. Bonstein and any of the Company’s directors or other executive officers. There are no arrangements between Ms. Bonstein and any other person pursuant to which Ms. Bonstein was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Ms. Bonstein has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with Ms. Bonstein’s appointment as Chief Financial Officer/Chief Operating Officer, the Company announced that Richard Slansky is stepping down as Chief Financial Officer effective as of July 16, 2018, but will remain employed by the Company until August 1, 2018.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated July 16, 2018 between OncoSec Medical Incorporated and Sara M. Bonstein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOSEC MEDICAL INCORPORATED
(Registrant)

Date: July 16, 2018	By:	/s/ Daniel J. O’Connor
	Name:	Daniel J. O’Connor
	Title:	Chief Executive Officer and President